UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) _________________________
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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of National Bank Holdings Corporation:
We cordially invite you to attend the Annual Meeting of Shareholders of National Bank Holdings Corporation at 8:30 a.m. Mountain Time on Wednesday, May 7, 2014, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111. The purpose of the meeting is to:

1.	Elect seven directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (Proposal 1).

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014 (Proposal 2).
3.    Approve the National Bank Holdings Corporation 2014 Omnibus Incentive Plan (Proposal 3).
4.    Transact such other business as may properly come before the meeting.
Information with respect to these matters is contained in the proxy statement accompanying this notice.
A proxy for use at the meeting in the form accompanying this notice is hereby solicited on behalf of the Board of Directors from holders of Class A common stock. The Board of Directors has fixed March 17, 2014 as the record date for determining which shareholders have the right to receive notice of and to vote at the meeting or any postponements or adjournments thereof.
The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 31, 2014.
Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your vote is important and we appreciate your cooperation in returning your proxy promptly. Your proxy is revocable and will not affect your right to vote in person at the meeting.
Please call us at 720-529-3346 if you need directions to attend the meeting or have questions about how to vote in person.

By Order of the Board of Directors

/s/ Zsolt K. Besskó

Zsolt K. Besskó, Secretary

Greenwood Village, Colorado
March 24, 2014
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2014: Our Proxy Statement and 2013 Annual Report to Shareholders are also available at www.proxyvote.com.

NATIONAL BANK HOLDINGS CORPORATION

PROXY STATEMENT
2014 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used at our 2014 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Wednesday, May 7, 2014.
In this Proxy Statement, we refer to our employees as “associates”. In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this Proxy Statement, our 2013 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”
Holders of record of shares of Class A common stock at the close of business on March 17, 2014 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 41,468,999 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 1,021,127 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director). Shares of our Class B non-voting common stock are not entitled to vote. As of March 17, 2014, there were 3,027,774 shares of Class B non-voting common stock issued and outstanding. Our Class B non-voting common stock is not convertible into shares of our Class A common stock in the hands of the initial holder but is generally convertible into shares of our Class A common stock on a one-for-one basis in the hands of a transferee unaffiliated with the initial holder. Shareholders cannot cumulate votes in the election of directors.
Please read the Proxy Materials carefully. You should consider the information contained in this Proxy Statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a broker, bank or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.
When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Zsolt K. Besskó, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.
We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, PDAs, recording and photographic equipment and/or computers is not permitted in the meeting room at the Meeting.
Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

VOTE REQUIRED FOR APPROVAL
The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum.
If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.
For Proposal 1 (election of directors), the seven nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.
Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.
Proposal 3 (approval of our 2014 Omnibus Incentive Plan) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.
Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 17, 2014, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers for 2013 (those five executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this Proxy Statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).
We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 42,490,126 shares of Class A common stock outstanding as of March 17, 2014 (including 1,021,127 shares of unvested restricted stock granted to certain directors and officers, which shares of restricted stock are entitled to voting rights).
In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty days of March 17, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers and Directors
G. Timothy Laney(1)	1,611,338	3.7%
Brian F. Lilly(2)	251,911	*
Donald G. Gaiter(3)	765,933	1.8%
Richard U. Newfield, Jr.(4)	387,506	*
Kathryn M. Hinderhofer(5)	166,103	*
Frank V. Cahouet(6)	146,530	*
Ralph W. Clermont(7)	68,711	*
Robert E. Dean(8)	64,223	*
Lawrence K. Fish(9)	36,348	*
Micho F. Spring(10)	72,192	*
Burney S. Warren, III(11)	64,940	*
All current executive officers and directors as a group (12 persons)	4,161,195	9.2%
5% Shareholders
Wellington Management Company, LLP(12) 280 Congress Street Boston, MA 02210	4,073,746	9.5%
Elliott Management Group(13) 40 West 57th Street, 30th Floor New York, NY 10019	3,610,436	8.5%
Boston Partners(14) One Beacon Street Boston, MA 02108	2,511,854	5.9%
The Vanguard Group(15) 100 Vanguard Blvd. Malvern, PA 19355	2,425,046	5.7%
BlackRock, Inc.(16) 40 East 52nd Street New York, NY 10022	2,347,740	5.5%

(1)
Includes 385,000 unvested restricted shares for which Mr. Laney has voting power and 1,116,667 shares issuable upon the exercise of options. Also includes 38,962 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)	Includes 96,037 unvested restricted shares for which Mr. Lilly has voting power and 133,333 shares issuable upon the exercise of options.

(3)	Includes 169,343 unvested restricted shares for which Mr. Gaiter has voting power and 469,166 shares issuable upon the exercise of options.

(4)	Includes 98,187 unvested restricted shares for which Mr. Newfield has voting power and 266,666 shares issuable upon the exercise of options.

(5)	Includes 46,667 unvested restricted shares for which Ms. Hinderhofer has voting power and 108,333 shares issuable upon the exercise of options.

(6)
Includes 3,738 unvested restricted shares for which Mr. Cahouet has voting power and 61,500 shares issuable upon the exercise of options. Also includes 55,300 shares owned by the Frank V. Cahouet Trust.

(7)
Includes 3,738 unvested restricted shares for which Mr. Clermont has voting power and 42,333 shares issuable upon the exercise of options. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.

(8)	Includes 3,738 unvested restricted shares for which Mr. Dean has voting power and 42,333 shares issuable upon the exercise of options. Also includes 18,152 shares owned by the Dean Family Trust.

(9)	Includes 3,738 unvested restricted shares for which Mr. Fish has voting power and 4,000 shares issuable upon the exercise of options. Also reflects 5,000 shares owned by LKF Associates, LLC.

(10)	Includes 3,738 unvested restricted shares for which Ms. Spring has voting power and 42,333 shares issuable upon the exercise of options.

(11)
Includes 3,738 unvested restricted shares for which Mr. Warren has voting power and 42,333 shares issuable upon the exercise of options. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

(12)
As reported on Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington Management”). Wellington Management reported shared voting and dispositive power with respect to all shares beneficially owned. The shares as to which the Schedule 13G was filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. The number of shares reported includes the shares reported on Schedule 13G filed with the SEC on February 14, 2014 on behalf of Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek”) and Wellington Hedge Management, LLC (“WHML”), which is the sole general partner of Ithan Creek. Ithan Creek and WHML reported having shared voting and dispositive power with respect to all shares beneficially owned.

(13)
The reporting entities consist of the following entities: Elliott Associates, L.P. and its wholly-owned subsidiaries (collectively, “Elliott Associates”), Elliott International, L.P. (“Elliott International”), and Elliott International Capital Advisors Inc. (“International Advisors” and collectively with Elliott Associates and Elliott International, the “Elliott Management Group”). Elliott Management Group reported the following on Schedule 13G filed with the SEC on February 14, 2014: (i) Elliott Associates reported sole voting and sole dispositive power with respect to 1,263,654 shares; (ii) Elliott International reported sole voting and sole dispositive power with respect to 2,346,782 shares; and (iii) International Advisors reported shared voting and shared dispositive power with respect to 2,346,782 shares.

(14)
As reported on Schedule 13G filed with the SEC on February 12, 2014 by Boston Partners. Boston Partners reported sole voting power with respect to 950,403 shares and sole dispositive power with respect to all shares beneficially owned. The shares as to which the Schedule 13G was filed by Boston Partners, in its capacity as investment adviser, are owned of record by clients of Boston Partners. Those clients do not have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares which represents more than 5% of the outstanding shares of the Company. Effective January 2014, Robeco Investment Management, Inc. has adopted Boston Partners as a dba designation reflecting the former name.

(15)
As reported on Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 60,319 shares, shared dispositive power with respect to 60,319 shares and sole dispositive power with respect to 2,364,727 shares. The shares as to which the Schedule 13G was filed by Vanguard, in its capacity as investment adviser, are owned of record by clients of Vanguard.

(16)
As reported on Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 2,248,297 shares and sole dispositive power with respect to all shares beneficially owned. The shares as to which the Schedule 13G was filed by BlackRock, in its capacity as investment adviser, are owned of record by clients of BlackRock. Various clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

Stock Ownership Guidelines
We believe that ownership of NBHC stock helps align the interests of our directors and executive officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. In 2012, the Board adopted stock ownership guidelines applicable to directors and executive officers.
Independent Directors: Under these guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual board cash retainer. Independent directors have five years to meet these guidelines. Independent directors who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met.
Executive Officers: Executive officers must beneficially own shares as shown in the table below. If an executive officer’s ownership is below the guidelines at the time an equity award vests, the executive officer must retain at least 50% of the total shares vesting.

Title:	Guidelines require owning lesser of:
Chief Executive Officer	5 times base salary or 175,000 shares
Chief Financial Officer Chief of Acquisitions and Strategy	4 times base salary or 60,000 shares
Chief Risk Officer Chief of Enterprise Technology & Integration Chief Administrative Officer & General Counsel	2 times base salary or 25,000 shares
Insider Trading Restrictions
We have adopted an Insider Trading Policy. To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2013, except that a Form 4 was inadvertently filed late in October 2013 for each of Ralph W. Clermont, Robert E. Dean, Lawrence K. Fish, Micho F. Spring and Burney S. Warren, III with regard to the vesting of time-based restricted stock.

PROPOSAL 1—ELECTION OF DIRECTORS
We have set the size of the Board at seven members. The current members are Frank V. Cahouet (Chairman), Ralph W. Clermont, Robert E. Dean, Lawrence K. Fish, G. Timothy Laney, Micho F. Spring and Burney S. Warren, III. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated all of these members for reelection. With the exception of Mr. Laney, who serves as our President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”
Each of the directors elected at the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.
The Board recommends you vote FOR each of the nominees set forth below.
In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.
Frank V. Cahouet, Age 81
Mr. Cahouet has served as the Company’s Chairman of the Board since October 2009. Mr. Cahouet is the retired Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a position that he held from 1987 through 1998. While at Mellon, Mr. Cahouet was responsible for a series of strategic moves that positioned Mellon for growth. Before joining Mellon, Mr. Cahouet served as President and Chief Operating Officer of the Federal National Mortgage Association (Fannie Mae) from 1986 to 1987 and as Chairman, President and Chief Executive Officer of Crocker National Bank from 1984 to 1986. Prior to joining Crocker, Mr. Cahouet was a Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of Security Pacific National Bank. He joined Security Pacific in 1960 and served there for 24 years. Mr. Cahouet is a graduate of Harvard College and the Wharton Graduate School of Finance of the University of Pennsylvania. Mr. Cahouet also serves as a director of Teledyne Technologies Incorporated. He is a trustee emeritus of both Carnegie Mellon University and the University of Pittsburgh, serves on the board of regents of Saint Vincent Seminary, is a member of the board of trustees for the Historical Society of Western Pennsylvania and is a council member of The Pennsylvania Society. Mr. Cahouet’s extensive experience both leading and growing financial institutions qualifies him to serve on our Board of Directors. Mr. Cahouet is an ex officio member of all of our Board committees with full voting rights.
Ralph W. Clermont, Age 66
Mr. Clermont has served as a director for the Company since October 2009 and also serves as Chairman of the Audit and Risk Committee. Mr. Clermont retired in September 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations.
Robert E. Dean, Age 62
Mr. Dean has served as a director for the Company since June 2009 and also serves as Chairman of the Nominating and Governance Committee. Mr. Dean is a private investor. From October 2000 to December 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from December 2001 to December 2003. From June 1976 to September 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. From 2004 to 2009, Mr. Dean served as a director, chairman of the Compensation Committee and a member of the Audit Committee of the board of directors of Specialty Underwriters’ Alliance, Inc. and during 2009 was a member of the board’s Strategic Review Committee. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.
Lawrence K. Fish, Age 69
Mr. Fish has served as a director for the Company since January 2010. Mr. Fish acted on an exigent basis as our Interim Chief Executive Officer in 2010 following the death of our original Chief Executive Officer until Mr. Laney began as CEO in June 2010. Mr. Fish is the retired Chairman and Chief Executive Officer of Citizens Financial Group, a multi-state bank holding company headquartered in Providence, Rhode Island, from 1992 until 2007. Under Mr. Fish’s leadership, Citizens grew from a $4 billion savings institution to one of the ten largest commercial bank holding companies in the United States, with approximately $160 billion in assets. Mr. Fish was a member of the board of directors of the Royal Bank of Scotland PLC, Citizens’ parent company, from 1993 through 2008. He is also a past member of the Federal Advisory Council of the Federal Reserve System and a former director of the Federal Reserve Bank of Boston.
Mr. Fish is Chairman of Houghton Mifflin Harcourt and a Director of Textron Inc. and Tiffany and Co. and Trustee Emeritus of The Brookings Institution in Washington, D.C. In July 2003, he was named to the MIT Corporation, which is the Board of Trustees of Massachusetts Institute of Technology. A 1966 graduate of Drake University, Mr. Fish earned an MBA from the Harvard Graduate School of Business Administration in 1968. Mr. Fish is the recipient of several honorary doctorate degrees. Mr. Fish’s extensive financial institutions regulatory and public policy experience as well as executive leadership of financial institutions give him a valuable perspective relevant to our Company’s business, financial performance and risk oversight and qualify him to serve on the Board of Directors.
G. Timothy Laney, Age 53
Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since June 2010. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.
Micho F. Spring, Age 64
Ms. Spring has served as a director for the Company since October 2009. Ms. Spring is Chair, Global Corporate Practice and President, New England of Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the

Greater Boston Chamber of Commerce and serves on numerous boards of civic organizations including the John F. Kennedy Library Foundation, The Boston Foundation, Friends of Caritas Cubana and the Massachusetts Women’s Forum, of which she is a past President. She currently serves as a director of the Taubman Center Advisory Board at Harvard’s Kennedy School of Government. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.
Burney S. Warren, III, Age 66
Mr. Warren has served as a director for the Company since October 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren has also served as an advisor to First Financial Holdings, Inc., a bank holding company based in South Carolina, over the past five years. Prior to retirement in December 2007, Burney Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren is currently chairman of East Carolina University’s Real Estate Foundation and serves on the board and executive committee of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in business administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive experience at identifying and integrating acquisitions for complex financial institutions.
PROPOSAL 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2014. Shareholders will vote at the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2014 (Proposal 2).
KPMG Fees
We incurred the fees shown in the following table for professional services provided by KPMG for 2013 and 2012:

	2013	2012
Audit fees	$1,337,500	$1,577,425
Audit-related fees	150,779	0
Tax fees	182,101	288,573
All other fees	0	0
Total	$1,670,380	$1,865,998

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. 2013 and 2012 audit fees include fees for services related to the review of registration statements and related consent filings of $15,000 and $152,425, respectively.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees in 2013 relate to acquisition-related due diligence services.

Tax Fees. Tax fees principally relate to the preparation of tax returns and compliance services, tax planning and consultation services.
Audit and Risk Committee Pre-Approval Policies and Procedures
The Audit and Risk Committee selects and oversees our independent registered public accounting firm. The Audit and Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit and Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.
The Audit and Risk Committee may delegate pre-approval authority to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit and Risk Committee has delegated such pre-approval authority to its Chair.
In 2013 and 2012, the Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG.
PROPOSAL 3—APPROVAL OF THE
NATIONAL BANK HOLDINGS CORPORATION 2014 OMNIBUS INCENTIVE PLAN
The Board has approved our 2014 Omnibus Incentive Plan (the “Plan”) and is submitting a proposal for approval of the Plan by shareholders. The Plan replaces the NBH Holdings Corp. 2009 Equity Incentive Plan (the “Prior Plan”), pursuant to which we granted equity awards prior to and after our initial public offering in September 2012 (“IPO”). If the Plan is approved, no additional equity awards will be granted pursuant to the Prior Plan.
The granting of equity awards is an important aspect of the Company’s compensation program and the Company has determined that adopting a new omnibus plan is an essential tool for advancing its compensation philosophy. As of December 31, 2013, there were 766,580 shares available for grant pursuant to the Prior Plan, including 257,912 shares available for grant as “full value awards” (restricted stock, restricted stock units, performance shares, etc.) and 508,668 shares available for grant subject to options.
Our Board believes that our executive compensation program, and particularly the granting of equity awards, allows the Company to align the interests of its executives and other associates of the Company who are selected to receive awards with those of shareholders by rewarding long-term decision-making and actions for the benefit of the Company. The Company believes that equity-based compensation assists in the attraction and retention of qualified executives and other associates and provides them with additional incentive to devote their best efforts to pursue and sustain our long-term performance, enhancing the value of the Company for the benefit of its shareholders. Furthermore, the Company believes it is important to have the flexibility to grant various types of equity awards to its associates so that it can react appropriately to the changing competitive and regulatory environment while being mindful of the impact to shareholders. Most of our competitors employ a wide range of incentive compensation vehicles and the Company desires to have the tools in place to be competitive with market practices. The shares available for awards under the Prior Plan will likely be insufficient to satisfy our equity compensation needs for 2015 and beyond. Therefore, if our shareholders do not approve the Plan, we may experience a shortfall of shares available for issuance that we believe may adversely affect our ability to attract, retain and reward associates who contribute to our long-term success.
Our Compensation Committee requested its compensation consultant, F.W. Cook & Co., Inc., to review the Plan and the Compensation Committee considered the input from F.W. Cook in its recommendation for approval. See the section “Role of Compensation Consultant” elsewhere in this Proxy Statement.
If the Plan is approved by shareholders, it will permit, but not require, awards under the Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. To qualify as performance-based compensation under Section 162(m) of the Code, the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to shareholders (in the case of stock options and stock appreciation rights, this requirement is met if the exercise price is equal to or greater than the fair market value of the stock on the date of issuance) and approved by a majority shareholder vote. In some cases, however, the exemption may cease to be available for some or all awards that otherwise were designed to qualify for exemption from Section 162(m) of the Code. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the Company. In addition, the Company may choose to grant awards under the Plan that do not qualify for the performance-based compensation exemption under Section 162(m) of the Code.
We are asking shareholders to approve the material terms of the performance goals under the Plan so that the Company may make awards that qualify as performance-based compensation under Section 162(m) of the Code, and thus, would be tax-deductible. For purposes of Section 162(m) of the Code, the material terms requiring shareholder approval include the following in their entirety:
•the associates eligible to receive awards under the Plan;
•the business criteria used as the basis for the performance goals; and
•the limits on the maximum amount of compensation payable to any associate in a given time period.
By approving the Plan, the shareholders will be approving, among other things, the eligibility requirements, performance goals, and limits on various types of awards contained therein for purposes of Section 162(m) of the Code. By approving the Plan, the shareholders will also satisfy the applicable stock exchange requirements for shareholder approval of equity compensation plans.
The Board recommends that shareholders vote FOR the proposal to approve the National Bank Holdings Corporation 2014 Omnibus Incentive Plan (Proposal 3).
Summary of the Plan
The following is a summary of the material terms of the Plan. The full text of the Plan is attached as Annex A to this Proxy Statement and the following summary is qualified in its entirety by reference to the terms of the Plan. Shareholders are urged to review the Plan before determining how to vote on this proposal.
Overview
The purpose of the Plan is to give us the ability to competitively attract, retain and motivate executives, associates, directors and consultants who will contribute toward our continued growth, profitability and success by providing stock-based incentives that offer an opportunity to participate in our future performance and align the interests of such officers, associates, directors and/or consultants with those of our shareholders.
Administration
The Plan will be administered by our Compensation Committee or, if the Board elects, such other committee of our Board as our Board may from time to time designate, which we refer to as the “Committee.” Our Compensation Committee is comprised solely of independent directors. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any such awards. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or persons selected by it.
Eligibility
Current and prospective directors, associates (including executive officers) and consultants to the Company and any of our subsidiaries and affiliates are eligible to participate in the Plan.

Shares Subject to the Plan
The aggregate number of shares of our Class A common stock available for issuance under the Plan is 5,000,000 shares, less one share for every one share subject to an option or stock appreciation right granted after December 31, 2013 and prior to the effective date of the Plan under the Prior Plan and 3.25 shares for every one share subject to an award other than an option or stock appreciation right granted under the Prior Plan after December 31, 2013 and prior to the effective date of the Plan. Any shares that are subject to stock options or stock appreciation rights under the Plan will be counted against this limit as one share for every one share granted, and any shares that are subject to awards under the Plan other than stock options or stock appreciation rights will be counted against this limit as 3.25 shares for every one share granted.
In determining the number of shares to be available under the Plan, our Compensation Committee considered various data. The data included both historical (although limited) and prospective analysis of the equity awarded or to be awarded annually by the Company as a percentage of common shares outstanding (a measure commonly known as “run-rate” or “burn-rate”) and analysis of the Company’s total outstanding equity awards plus remaining authorized shares as a percentage of common shares outstanding (commonly known as “overhang”). In addition, the data included information on general banking industry practice with respect to burn rate, which is particularly important for the Company because, as a newly public company, there is limited relevant historical grant practices for the Compensation Committee to consider. The data also included an analysis of the estimated economic impact of the proposed shares available.
During any calendar year, no participant may be granted performance-based equity awards intended to qualify under Section 162(m) of the Code (other than stock options and stock appreciation rights) covering in excess of 300,000 shares or stock options and stock appreciation rights covering in excess of 600,000 shares. During any calendar year, the aggregate grant date fair value of all awards granted to any non-employee director of the Company may not exceed $500,000 ($1,000,000 in the first calendar year in which an individual becomes a member of the Board).
To the extent that any award under the Plan or, after December 31, 2013, any award under the Prior Plan, is forfeited, expires, or is settled for cash, the shares of Class A common stock subject to such awards not delivered as a result thereof will again be available for awards under the Plan. Any shares that become available for awards will be added as one share for every one share subject to stock options or stock appreciation rights and 3.25 shares for every one share subject to awards other than stock options and stock appreciation rights. If the tax withholding obligations relating to any award under the Plan or, after December 31, 2013, an award under the Prior Plan (in each case, other than awards of stock options or stock appreciation rights) are satisfied by delivering shares of Class A common stock (by either actual delivery or by attestation), the shares tendered or withheld will be added to the shares available for awards under the Plan. But to the extent any shares of Class A common stock subject to an award or, after December 31, 2013, an award under the Prior Plan, (a) are withheld to satisfy the exercise price of a stock option, or the tax withholding obligations relating to stock options or stock appreciation rights, (b) are not issued in connection with the stock settlement of a stock appreciation right upon exercise, or (c) are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options, such shares of Class A common stock will not be added to the shares authorized for grant under the Plan.
The Plan provides that in the event of certain extraordinary corporate transactions or events affecting us, the Committee or our Board will or may make such substitutions or adjustments as it deems appropriate and equitable to (a) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (b) the various maximum limitations set forth in the Plan, (c) the number and kind of shares or other securities subject to outstanding awards, and (d) the exercise price of outstanding options and stock appreciation rights. In the case of corporate transactions such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the shares subject to outstanding awards.
Awards
A summary of the types of awards that can be made under the Plan is set forth below.

Stock Options and Stock Appreciation Rights
Stock options granted under the Plan may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. Stock appreciation rights granted under the Plan may either be “tandem SARs,” which are granted in conjunction with a stock option, or “free-standing SARs,” which are not granted in tandem with a stock option. The Plan does not permit any stock option or stock appreciation right to be amended to decrease the exercise price thereof, be cancelled in exchange for cash or other awards or in conjunction with the grant of any new stock option or free-standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the NYSE listing standards or for accounting purposes, as a “repricing” of such stock option or free-standing SAR, without the approval of shareholders.
Each grant of stock options or stock appreciation rights under the Plan will be evidenced by an award agreement that specifies the exercise price, the duration of the award, the number of shares to which the award pertains, and such additional limitations, terms, and conditions as the Committee may determine, including, in the case of stock options, whether the options are intended to be incentive stock options or nonqualified stock options. The Plan provides that the exercise price of stock options and stock appreciation rights will be determined by the Committee, but may not be less than 100% of the fair market value of the stock underlying the stock options or stock appreciation rights on the date of grant. Award holders may pay the exercise price in cash or, if approved by the Committee, in Class A common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of stock options and stock appreciation rights will be determined by the Committee, but may not exceed ten years from the date of grant. The Committee will determine the vesting and exercise schedule of stock options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s service with the Company terminates.
Restricted Stock
Restricted stock may be granted under the Plan with such restrictions as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. Except for these restrictions and any others imposed under the Plan or by the Committee, upon the grant of restricted stock under the Plan, the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid, either currently or on a deferred basis, will be set forth in the award agreement.
Restricted Stock Units
The Committee may grant restricted stock units payable in cash, shares of Class A common stock, or both, conditioned upon continued service and/or the attainment of applicable performance goals determined by the Committee. We are not required to set aside a fund for the payment of any restricted stock units and the award agreement for restricted stock units will specify whether, to what extent, and on what terms and conditions the applicable participant will be entitled to receive dividend equivalents with respect to the restricted stock units.
Performance Units
The Committee may grant performance units valued by reference to a designated amount of cash or other property (other than shares of Class A common stock) under the Plan, which will be payable in cash, shares of Class A common stock, other property, or any combination thereof and conditioned upon attainment of applicable performance goals determined by the Committee. The maximum value of property, including cash, that may be paid or distributed to any Plan participant pursuant to a grant of Performance Units made in any one calendar year will not exceed $5 million.
Stock-Bonus Awards
The Committee may grant unrestricted shares of our Class A common stock, or other awards denominated in our Class A common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee determines from time to time in its sole discretion.

Performance Awards
Under the Plan, the Committee may determine that the grant, vesting, or settlement of an award granted under the Plan will be subject to the attainment of one or more performance goals.
The Committee has the authority to establish any performance objectives to be achieved during the applicable performance period when granting performance awards. If an award under the Plan is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goals will be established with reference to one or more of the following, either on a Company-wide basis, or, as relevant in respect of one or more affiliates, subsidiaries, divisions, departments or operations of the Company: stock price, earnings and earnings per share (including core, gross, net, pre-tax, post-tax, pre-provision, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and whether or not excluding or adjusting for specific items, which may include stock or other compensation expense, impairment charges, indemnification asset amortization or loss-share accounting metrics), net income and net income per share (including core, gross, net, pre-tax, post-tax, pre-provision, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and whether or not excluding or adjusting for specific items, which may include stock or other compensation expense, impairment charges, indemnification asset amortization or loss-share accounting metrics), profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures, in total or with respect to specific categories or business units), operating or cash earnings and operating or cash earnings per share; cash (cash flow, cash flow per share, cash flow return on investment, cash generation or other cash measures, before or after dividends); return on equity (including average and/or tangible), return on assets, risk weighted assets or operating assets (including average and/or tangible), asset quality (including charge-offs, loan loss reserves, non-performing assets or loans and related ratios), net interest margin (including on a tax equivalent basis), net interest income (including on a tax equivalent basis), core non-interest income (including on a tax equivalent basis), interest-sensitivity gap levels, investments, efficiency ratio, non-interest expense, non-interest expense to average assets, expense targets, cost control, cost-saving levels, loan portfolio growth, deposit portfolio growth, levels of assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts), cost of funds, liquidity, market share, growth in target market relationships, objective customer service measures or indices, business expansion or consolidation (acquisitions and divestitures), economic value added, shareholder value added, embedded value added, combined ratio, operating income, pre- or after-tax income, gross margin, risk-based capital, revenues, revenue growth, return on capital (including return on total capital or return on invested capital), total shareholder return, strategic plan development and implementation, internal rate of return, regulatory compliance, satisfactory internal or external audits, book value and book value per share, tangible shareholders’ equity and tangible book value per share, tangible common equity and tangible common equity per share, tangible common equity to tangible assets, tangible common equity to risk-weighted assets, achievement of balance sheet or income statement objectives, unit volume, sales, marketing spending efficiency or change in working capital, in each case with respect to the Company or any one or more subsidiaries, divisions, business units, or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
Termination of Employment
The impact of a termination of employment on an outstanding award granted under the Plan, if any, will be set forth in the applicable award agreement.
Treatment of Outstanding Equity Awards Following a Change in Control
The Plan provides that, unless otherwise set forth in an award agreement, in the event of a change in control (as defined in the Plan), (a) all then-outstanding stock options and stock appreciation rights will become fully vested and exercisable, and all other awards (other than performance-based awards) will vest, be free of restrictions, and be deemed to be earned and payable; and (b) all then-outstanding performance-based awards will be deemed to be earned and payable, with all applicable performance goals deemed achieved at the greater of (i) the applicable target level and (ii) actual performance, as determined by the Committee, through the date of the change in control.
Amendment and Termination
The Plan may be amended, altered, or discontinued by our Board or the Committee, but no amendment, alteration, or discontinuation may be made if it would materially impair the rights of a participant without the participant’s consent, except for any such amendment required to comply with law. The Plan may not be amended, without shareholder approval to the extent such approval is required to comply with applicable law or the listing standards of the applicable exchange.
Federal Income Tax Consequences Relating to Equity Awards Granted under the Plan
The following discussion summarizes certain federal income tax consequences of the issuance, receipt, and exercises of stock options and the granting and vesting of restricted stock and restricted stock units, in each case under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.
Incentive Stock Options
In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option (“ISO”). The exercise of an ISO, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.
Nonqualified Stock Options
In general, in the case of a nonqualified stock option (“NSO”), the participant has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.
Restricted Stock
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. If, however, the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his or her Section 83(b) election.
Restricted Stock Units
A participant does not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares on the date of vesting. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.
New Plan Benefits
Any awards under the Plan will be subject to the discretion of our Compensation Committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the Plan. The current executive officers named under the section “Executive Officers” elsewhere in this Proxy Statement and each of the

Company’s non-employee directors are among the individuals eligible to receive awards under the Plan. In addition, for 2014, approximately 153 other officers and associates are eligible to participate in the Plan. The number of associates eligible to receive awards under the Plan may increase or decrease in future years.
With respect to 2013, equity-based awards were granted under the Prior Plan to the Company’s named executive officers as set forth in the table captioned “2013 Grants of Plan-Based Awards” elsewhere in this Proxy Statement. A total of 55,516 shares of restricted stock and 67,470 options, having aggregate grant date fair values of $1.0 million and $0.4 million, respectively, were granted to the Company’s current executive officers as a group. With respect to 2013, a total of 29,850 shares of restricted stock having an aggregate grant date fair value of $0.5 million were granted to non-employee directors as a group (no options were granted to non-employee directors in 2013). A total of 60,852 shares of restricted stock and 110,081 options, having aggregate grant date fair values of $1.1 million and $0.6 million, respectively, were granted to all associates, other than the executive officers, as a group with respect to 2013.
Equity Compensation Plan Information
The following table provides information with respect to all of our equity compensation plans (i.e., our 2009 Equity Incentive Plan) under which securities are authorized for issuance as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,515,486(1)	$19.92	766,580
Equity compensation plans not approved by security holders	—	—	—

Total	3,515,486	$19.92	766,580

(1)	Includes 2,832,583 vested and exercisable options. Does not include the 1,064,460 voting shares of unvested restricted stock grants outstanding as of December 31, 2013.
GOVERNANCE
The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates, including our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers. We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our businesses.
Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.
Board and Committee Meetings; Annual Meeting Attendance
Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held eleven meetings during 2013. During 2013, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee met in executive sessions both with and without the CEO and other members of management present during each of their 2013 meetings. During 2013, Chairman Cahouet chaired each of the executive sessions of the Board and the chairs of each committee chaired the executive sessions of the committees.
All directors are expected to attend each annual meeting of shareholders of the Company. In 2013, all directors attended the Company’s annual meeting of shareholders.
Committees of the Board
The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.
The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Frank V. Cahouet	Frank V. Cahouet	Frank V. Cahouet
Robert E. Dean	Robert E. Dean	Ralph W. Clermont
Lawrence K. Fish	Lawrence K. Fish	Micho F. Spring
Burney S. Warren, III
Micho F. Spring
With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at www.nationalbankholdings.com.
Audit and Risk Committee
Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

•
Reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;

•
Serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	Overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	Discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	Preparing the Audit and Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.
The Audit and Risk Committee meets as often as necessary to carry out its responsibilities but no less than quarterly. In 2013, the Audit and Risk Committee met five times.
Compensation Committee
Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	Determining the compensation of our executive officers;

•	Reviewing our executive compensation policies and plans;

•	Oversight of the Company’s compensation practices generally;

•	Administering and implementing our equity compensation plans;

•	Preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and

•	Overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.
The Compensation Committee’s process and procedures for establishing compensation for named executive officers is discussed in the Compensation Discussion and Analysis below.
Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2013, the Compensation Committee met six times.
Nominating and Governance Committee
Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	Identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;

•	Reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;

•	Reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;

•	Assessing the performance of our Board of Directors and its committees; and

•	Monitoring our governance policies, principles and practices.
Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under “Director Compensation.”

Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2013, the Nominating and Governance Committee met five times.
Director Independence
Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.
In February 2014, the Board, with the assistance of the Nominating and Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates, including those relationships described under “Certain Relationships and Related Person Transactions” elsewhere in this Proxy Statement. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of G. Timothy Laney because of his employment as an executive of the Company.
Board Leadership Structure
The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served.
The Board currently does not have a fixed policy on whether the same person may serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are combined, whether there should be a lead independent director structure. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. The offices of Chairman and Chief Executive Officer are currently separate, and our current Chairman, Mr. Cahouet, is an independent director. The Chairman is responsible for providing guidance to the CEO, setting the agendas for Board meetings (in consultation with the CEO and other directors), presiding over Board and shareholder meetings and facilitating communications between the Board and the CEO, and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. The Chief Executive Officer is responsible for general management of our business affairs, and ensuring that all orders and resolutions of the Board are carried into effect. The Board believes that the current leadership structure has served the Company well and that it is the best leadership structure for the Company under the present circumstances.
Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Chairman of the Board presides at each executive session of the Board and the independent committee chairs preside over the executive sessions of their respective committees.
The Board’s Role in Risk Oversight
Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.
The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management including the Company’s Chief Risk Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s independent registered public accountant, including in executive session without management present.
The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.
The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s code of ethics, insider trading policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.
Communications with Directors
Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.
Director Nomination Process and Board Diversity
The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership.
Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2015 Annual Meeting of Shareholders —Shareholder Proposals” elsewhere in this Proxy Statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.
Compensation Committee Interlocks and Insider Participation
During 2013, our compensation committee consisted of Messrs. Warren, Cahouet, Dean and Fish. None of them has at any time been an officer or associate of the Company (other than Mr. Fish, who acted on an exigent basis as Interim Chief Executive Officer in 2010 following the death of our original Chief Executive Officer until Mr. Laney began as CEO), and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation
The Nominating and Governance Committee reviewed director compensation in accordance with its charter in October 2012, assisted by F.W. Cook & Co., Inc., the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters. Based upon such review, the committee recommended and the full Board approved 2013 director compensation based upon the following principles:

•
To align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based; and to further this alignment, directors should have stock ownership requirements;

•
Director compensation should be at a level appropriate to attract and retain very high caliber directors with exceptional levels of experience; and should be commensurate with the work required and responsibilities undertaken; and

•	The Company should not pay directors individual meeting fees in order to foster management solicitation of director input and to avoid administrative burdens.
In 2013, each independent director received an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors. The Chairman of the Board of Directors received an additional $30,000 cash retainer and the chairs of the Audit and Risk, Compensation and Nominating and Governance Committees each received an additional cash retainer of $20,000. In addition, each independent director received a grant of restricted stock with an aggregate grant date fair value of $90,000. The grants were made on the date immediately following our 2013 Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our 2014 Annual Meeting of Shareholders. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We do not provide personal benefits (perquisites) to our directors.
The Board of Directors adopted stock ownership guidelines for independent directors in 2012. These guidelines require independent directors to beneficially own shares of NBHC common stock with a value equal to four times the annual board cash retainer within five years. As of December 31, 2013, the NBHC common stock ownership of each independent director exceeded this stock ownership requirement. Details of these guidelines can be found in the section “Stock Ownership Guidelines” elsewhere in this Proxy Statement.
Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the sections “Compensation Discussion and Analysis” and “Executive Compensation Tables” elsewhere in this Proxy Statement.
Compensation for our independent directors during 2013 was as follows:
Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Frank V. Cahouet	90,000	90,000	180,000
Ralph W. Clermont	80,000	90,000	170,000
Robert E. Dean	80,000	90,000	170,000
Lawrence K. Fish	60,000	90,000	150,000
Micho F. Spring	60,000	90,000	150,000
Burney S. Warren, III	80,000	90,000	170,000

(1)
Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy and Procedures
The Board has adopted a written policy which establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.
“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.
Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.
A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

•
Employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee.

•	Compensation for serving as a director of the Company.

•	Payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis.

•
Indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities.

•	Transactions where the rates or charges are determined by competitive bids.

•	Transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility.

•	Ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).
The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.
Ordinary Course Transactions
During 2012 and 2013, certain of the executive officers and directors of the Company or of NBH Bank, N.A., our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank, N.A. and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank, N.A. to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.
Transactions with Entities Affiliated with Directors
During 2012, we engaged Weber Shandwick, a unit of The Interpublic Group, for certain public relations services in connection with our IPO. In 2012, we paid Weber Shandwick approximately $317,000 for such services. Micho F. Spring, one of our directors, is Chair, Global Corporate Practice, and President, New England at Weber Shandwick. Since our IPO in September 2012, we have not engaged Weber Shandwick. We terminated our relationship with Weber Shandwick and will not purchase services from Weber Shandwick so long as Ms. Spring serves on our Board of Directors. None of the services provided by Weber Shandwick had been pursuant to long-term contracts, and we believe that the services provided by Weber Shandwick were provided on an arm’s-length basis. While all revenues received by Weber Shandwick New England are considered in determining employees’ incentive compensation, Ms. Spring did not receive any direct compensation, finder’s fees or similar payments in connection with the services provided to us.
Warrants Issued to Certain Shareholders
In connection with the agreement by several of our largest shareholders to be bound by the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, we issued warrants to purchase common stock to such investors. The warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share. We issued (1) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP) on October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC on March 23, 2010, (3) a warrant to purchase 250,750 shares of common stock to Paulson Master Recovery Fund LTD on March 15, 2010, and (4) a warrant to purchase 42,000 shares of common stock to Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock to a wholly owned subsidiary of Elliott International, L.P. on September 30, 2010.
EXECUTIVE OFFICERS
The age, business experience and current position of each person who currently serves as an executive officer of the Company are as follows:
G. Timothy Laney, Age 53
Biographical information for Mr. Laney is provided in the section “Proposal 1—Election of Directors” elsewhere in this Proxy Statement.
Brian F. Lilly, Age 56
Mr. Lilly has served as our Chief Financial Officer since February 2012. Mr. Lilly is the former Vice Chairman and Chief Operating Officer of F.N.B. Corporation (“FNB”), where he was responsible for all activities of finance, investor relations, treasury, asset and liability committee, credit administration, risk management, technology and operations, legal, facilities and consumer finance. He was a key leader in FNB’s mergers and acquisitions strategy and execution, helping to build FNB into a leading $12 billion regional bank holding company. Prior to the Chief Operating Officer role, he spent six years as FNB’s Chief Financial Officer and Chief Administrative Officer, having reestablished those functions following the unique spin-off of the company in 2003. In addition, Mr. Lilly worked with PNC Financial for 15 years, principally in line-of-business and geographic Chief Financial Officer roles as well as corporate strategic planning. Mr. Lilly also worked for four years at Ernst & Young as a certified public accountant.
Richard U. Newfield, Jr., Age 52
Mr. Newfield has served as the Company’s Chief Risk Officer since January 2011. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and corporate governance.
Donald G. Gaiter, Age 47
Mr. Gaiter has served as our Chief of Acquisitions and Strategy since June 2009. As a previous Executive Vice President of Citizens Financial Group (“CFG”), a multi-state bank holding company headquartered in Providence, Rhode Island, Mr. Gaiter was the Head of CFG’s foreign exchange, interest rate derivatives and international division. He is a former Chief Financial Officer of CFG’s Mid-Atlantic Region, Head of M&A and Director of Corporate Planning. He was a key participant in CFG’s M&A strategy, including 17 acquisitions totaling $78 billion in assets during his 14-year tenure. He also served as Managing Director of CrossHarbor Capital Partners where he was responsible for originations and acquisitions of financial institutions.
Thomas M. Metzger, Age 61
Mr. Metzger has served as our Chief of Enterprise Technology & Integration since January 2014 and as the Market President of our Bank Midwest and Hillcrest Bank divisions since December 2010. Previously, he served as our Chief Risk Officer beginning in August 2009. As former Chief Credit Risk Officer and Group Executive Vice President of CFG, Mr. Metzger was responsible for credit, operational and market risk as well as regulatory compliance. He also previously served as Chairman, President and Chief Executive Officer of Citizens Bank New Hampshire. He brings significant experience in regional and community banks from risk, operational & execution perspectives. Prior to joining CFG, he held positions at US Bancorp in St. Louis and its predecessor family of banks, including Firstar Bank and Mercantile Bank. He began his banking career in 1974 at the Federal Reserve Bank of St. Louis and thereafter at the Office of Comptroller of the Currency.
Zsolt K. Besskó, Age 44
Mr. Besskó has served as our Chief Administrative Officer since August 2013 and as our General Counsel since July 2013. Mr. Besskó brings significant experience in securities law, mergers and acquisitions and corporate governance over the span of his 17-year legal career. He has had a particular focus in the banking industry both in private practice and as in-house counsel. Prior to joining the Company, Mr. Besskó was a partner with the law firm of Stinson Morrison & Hecker LLP (now Stinson Leonard Street LLP) and, prior to that, a shareholder of the law firm of Jones & Keller, P.C. Previously, he served as the Executive Vice President, General Counsel and Secretary of Guaranty Bancorp, a publicly traded bank holding company, where he oversaw the company’s legal and compliance departments. As an attorney in private practice, Mr. Besskó assisted publicly traded and privately held companies involving mergers and acquisitions, securities transactions, SEC reporting, corporate governance, executive compensation, employment and human resources, regulatory issues and general corporate matters. He began his legal career at Sullivan & Cromwell LLP in New York City.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation
We explain in this section, which we refer to as the “CD&A”, how we compensate the executive officers named in the table captioned “Summary Compensation Table” below (our “NEOs”). Our NEOs for the fiscal year ended December 31, 2013 were:

•	G. Timothy Laney, President and Chief Executive Officer

•	Brian F. Lilly, Chief Financial Officer

•	Donald G. Gaiter, Chief of Acquisitions and Strategy

•	Richard U. Newfield, Jr., Chief Risk Officer

•	Kathryn M. Hinderhofer, Chief of Integration, Technology and Operations
Our approach to executive compensation is to pay for performance and to ensure compensation programs are aligned with effective risk management. We believe that approaching compensation in this way will create sustainable shareholder value over the long term.
Company History and Expectations of Management
To better understand the objectives, principles and practices that form our approach to executive compensation described in this section, it is important to understand the Company’s brief history and our expectations of management’s performance in the context of us being a young company that recently became publicly traded. We began our existence in 2009 with an initial capital raise. Our expectation of management was to build an organizational structure and to begin to deploy capital by acquiring financial institutions, while structuring transactions to limit risk. Our business requires leaders with operational and capital deployment expertise capable of taking on high levels of personal responsibility.
After a period of corporate organization and due diligence on acquisition prospects, we acquired selected assets and liabilities of Hillcrest Bank from the FDIC in October 2010. In December 2010, we acquired certain assets of Bank Midwest and, during 2011, we acquired from the FDIC selected assets and liabilities of two more banks: Bank of Choice and Community Banks of Colorado. By the end of 2011, the Company had built a significant banking operation in just over one year. During 2012, we integrated our acquisitions onto a common, scalable operating platform and successfully completed our IPO. While in the fall of 2009 we had no banking operations at all, as of December 31, 2013, we had $4.9 billion in assets, $1.9 billion in loans, $3.8 billion in deposits and $0.9 billion in shareholders’ equity, with a network of 97 banking centers.
We continue to adhere to our strategic plan to become a leading regional bank holding company by pursuing a dual strategy of strong organic growth and selective acquisitions of financial institutions and other complementary businesses. Our focus is on building organic growth through strong banking relationships with small- and mid-sized businesses and consumers in our markets. Our long-term business model utilizes our organic development infrastructure, low-risk balance sheet, continuous operational development and a disciplined acquisition strategy to create value and provide attractive returns.
Because we have been in the process of deploying capital and acquiring selected franchises in our markets, some of which have been failed or troubled institutions, typical performance metrics were not appropriate measures for performance while the Company continued to build and operationalize the business during 2013.
Philosophy and Objectives of Our Executive Compensation Program
Because a key expectation of management is to build an effective organizational structure, it is particularly important that our compensation programs be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our compensation programs are designed to reward individual contributions and to create long-term shareholder value.

Our executive compensation philosophy is designed to meet five key objectives: (1) ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders and the communities we serve; (2) balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value; (3) motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters; (4) pay compensation based on corporate and individual performance; and (5) attract and retain highly qualified executives through a balance of cash and equity compensation.
Compensation Components
The total compensation of our NEOs consists primarily of the following components:

Annual Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: • experience and education; • scope of responsibilities; • individual performance; and • competitiveness with salary ranges at other banking organizations.

Annual Incentive Compensation: Cash Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.	For 2013, the Compensation Committee adopted both corporate and divisional/individual objectives, but did not adopt a formulaic calculation for determining bonuses.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.	In 2013, the Compensation Committee granted equity awards to certain NEOs. The Compensation Committee will continue to move toward more routine and standard equity grants in 2014.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.
NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs. Our most significant perquisites relate to the recent relocation of executives to our new headquarters in Colorado. The Company may gross up payments to cover tax liabilities in connection with relocation expenses. NEOs are not grossed up for any other tax liabilities.

Change in Control and Severance Arrangements	Employment agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.	Change in control and severance arrangements also are an effective tool in attracting and retaining talent.

Role of Compensation Committee
The Compensation Committee determines executive compensation. The Compensation Committee, which is comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.
Role of Compensation Consultant
The Compensation Committee, under its own authority, engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to evaluate our current executive compensation program and to advise and support the Compensation Committee on future compensation decisions. F.W. Cook has no other financial relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2013, the Compensation Committee considered the various independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.
In 2013, F.W. Cook, with input from the Compensation Committee and management, developed a peer group analysis based on a selection of 18 financial institutions to assist the Compensation Committee in reviewing comparative compensation data. For 2013, this peer group, as approved by the Compensation Committee, consisted of:

Bank of Hawaii Corporation	NBT Bancorp Inc.
BankUnited, Inc.	National Penn Bancshares, Inc.
Capital Bank Financial Corp.	Old National Bancorp
Commerce Bancshares. Inc.	Pinnacle Financial Partners, Inc.
Community Bank System, Inc.	Trustmark Corporation
First Interstate BancSystem, Inc.	UMB Financial Corporation
F.N.B. Corporation	Umpqua Holdings Corporation
Glacier Bancorp, Inc.	United Bankshares, Inc.
Iberiabank Corporation	Western Alliance Bancorporation
The companies included in the peer group have an asset size ranging from approximately $5 billion to $22 billion (as of June 30, 2013), with a slight bias toward the Company’s markets in Kansas City and the Rocky Mountains. F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses and long-term equity awards for each of the top five officers at these banks, using the data provided in the peer bank’s latest available proxy statement. The Compensation Committee took this information into consideration in determining 2013 bonuses, but did not use this peer group information in 2013 to directly determine specific compensation levels, nor did it target a specific positioning versus our peers for NEO compensation. In making compensation decisions, the Compensation Committee considered F.W. Cook’s market analysis together with other factors discussed in this CD&A.
Role of Management
In 2013, our CEO worked closely with the Compensation Committee in managing our executive compensation program. Our CEO attended meetings and made recommendations to the Compensation Committee on the compensation of the other NEOs. We expect that our CEO, and other members of management, will continue to have a role in assisting the Compensation Committee in designing our programs and setting compensation levels. None of our NEOs provided recommendations with respect to his or her own compensation in 2013.

Setting Compensation for our Named Executive Officers
In determining compensation for the NEOs, the Compensation Committee considered the factors identified in the chart above under the heading “Compensation Components”.
In connection with our IPO, the Company adopted the Senior Executive Bonus Plan, which is intended to provide an incentive for superior work and to motivate covered key executives toward strong achievement and business results, to tie their goals and interests to those of the Company and the Company’s shareholders and to enable the Company to attract and retain highly qualified executives. The Senior Executive Bonus Plan provides for bonuses to be paid based on the attainment of pre-established goals or at the discretion of the Compensation Committee. As described above, given the current status of the Company, the Compensation Committee decided to award discretionary annual incentive payments pursuant to the Senior Executive Bonus Plan based on 2013 performance. Each of our named executive officers participated in the Senior Executive Bonus Plan. In reviewing performance for determining annual bonus payments, the Compensation Committee considered the following corporate objectives for 2013 (we refer to these factors as the “Corporate Factors”):

•	progress towards attaining the following key long-term financial targets:

◦	Assets > $10 billion (which we have subsequently revised to ~ $10 billion);

◦	Efficiency ratio < 60%;

◦	Return on average tangible assets (ROATA) – 1.00 – 1.25%;

◦	Return on average tangible common equity (ROATCE) – 13 – 16%;

◦	Dividend payout ratio – 25%; and

◦	Tier 1 leverage ratio – 8%;

•	progress with respect to the following financial metrics: EPS, efficiency ratio, loan growth and net charge-offs (on strategic loan portfolio);

•	focus on building meaningful scale and market share in attractive markets and growing organically through a client relationship banking model;

•	levering excess capital through disciplined acquisitions in targeted markets, and deploying capital at returns acceptable to the Board;

•	maintain a low “enterprise risk” profile and the prudent management of enterprise risk;

•	build organizational talent; and

•	operate efficiently and effectively and continue to build operational capabilities and efficiencies.

The CEO’s performance was evaluated based on these Corporate Factors as well as individual performance. For the other NEOs, the Compensation Committee considered the Corporate Factors, other factors specific to each NEO’s areas of responsibility as well as individual performance. In evaluating these factors and individual performance, the Compensation Committee considered input from management and from members of the Board.
Mr. Laney
Mr. Laney joined NBHC as President and Chief Executive Officer in 2010. We entered into an employment agreement with Mr. Laney at that time, which is more fully described below. In setting Mr. Laney’s initial compensation, we considered Mr. Laney’s prior experience, his compensation at his prior employer and the value of the compensation opportunities he forfeited as a result of accepting employment with us. For 2013, Mr. Laney’s compensation was set as follows:
Base Salary: The Compensation Committee set Mr. Laney’s base salary at $700,000 for 2013, an increase from 2012. Factors that the Compensation Committee considered in increasing Mr. Laney’s base salary included (1) the fact that Mr. Laney had not had a base salary increase since he joined the Company, (2) the successful IPO, (3) significant operationalizing of the Company since 2010, including the acquisition of four financial institutions since 2010 and (4) peer compensation data. For 2014, the Compensation Committee increased Mr. Laney’s base salary to $750,000, effective April 1, 2014.
Cash Bonus: The Compensation Committee set Mr. Laney’s maximum annual incentive opportunity for 2013 at 180% of his annual base salary. In determining Mr. Laney’s actual bonus for 2013, the Compensation Committee considered the Corporate Factors and the following results from 2013:

•	the reduction of non-strategic loan balances (by $361 million) at a much faster pace than planned, ending at $350 million at year end;

•	strong workout performance as evidenced by a net addition of $73.7 million to accretable yield during 2013, resulting in a life-to-date pickup of $167 million of net accretable yield;

•	strong organic growth, outpacing the aggressive reduction in non-strategic loans, resulting in total loan growth during the second half of 2013;

•
total new loan fundings of $714 million, representing a 64% increase over 2012, with a record $244 million of fundings in the fourth quarter, and resulting in over $1 billion of originated loans outstanding at year end;

•	grew our strategic loan portfolio to more than $1.5 billion as of year end;

•	maintained excellent credit quality with non 310-30 non-performing loans of 1.5% and net charge-offs on originated loans of only three basis points;

•	growth in new client relationships drove growth in low-cost deposits, resulting in a 23 basis point reduction in our cost of deposits;

•	successful initiatives, including attracting top talent and introducing new products across our consumer and commercial lines of business;

•	launched new specialty units for asset-based lending and government and non-profit banking through our NBH Capital Finance division;

•	continued to manage our expenses, with a focus on enhancing our efficiency in step with the maturing processes of our operations;

•	the strategic exit from our California banking centers and the integration of our limited-service retirement center locations into neighboring, full-service banking centers;

•	took meaningful steps to enhance our enterprise risk management capabilities and maintained low risk profile; and

•	opportunistically managed our capital through well-executed share repurchases and dividends.
The Compensation Committee determined that Mr. Laney earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2013 of $1,008,000, which is 144% of Mr. Laney’s annual base salary.
Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Mr. Laney in 2013.
Mr. Lilly
Mr. Lilly joined NBHC as Chief Financial Officer in 2012 pursuant to a letter agreement, the terms of which are further described below. In setting Mr. Lilly’s initial compensation, the Compensation Committee considered his experience, his expected roles and responsibilities in our Company and the compensation paid to our former Chief Financial Officer. For 2013, Mr. Lilly’s compensation was set as follows:
Base Salary: The Compensation Committee set Mr. Lilly’s base salary for 2013 at $350,000, unchanged from 2012. For 2014, the Compensation Committee increased Mr. Lilly’s base salary to $375,000 based upon the CEO’s recommendation, effective April 1, 2014.
Cash Bonus: The Compensation Committee set Mr. Lilly’s maximum annual incentive opportunity for 2013 at 150% of base salary. In determining Mr. Lilly’s actual incentive amount for 2013, the Compensation Committee considered the Corporate Factors (and related results) as well as the following other factors and individual results:

•	implemented expense management disciplines, including the implementation of responsibility centers and periodic business line reviews, and improved the annual budget planning process;

•	successfully managed the investment portfolio and overall capital management, including the implementation of the bank’s SWAP program and execution of opportunistic share repurchases;

•	produced timely and accurate divisional/business line performance reporting, including the build out of forecasting models;

•	operationalized investor relations function, including the significant enhancement of financial results analysis and understanding; and

•	operated within his division’s 2013 expense budget.

After taking into account these factors and results, the Compensation Committee determined that Mr. Lilly earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2013 of $420,000, which is 120% of Mr. Lilly’s annual base salary.
Equity-Based Compensation: In 2013, the Compensation Committee awarded Mr. Lilly options to acquire 23,690 shares of our common stock and 29,370 shares of restricted stock. Subject to his continued employment through the applicable vesting date, the stock options vest in two equal annual installments on each of the third and fourth anniversaries of the date of grant. Of the shares of restricted stock awarded to Mr. Lilly, 10,860 shares are subject to time-based vesting conditions. These time-based shares of restricted stock vest in four equal annual installments on each of the second, third, fourth and fifth anniversaries of the date of grant, subject to Mr. Lilly’s continued employment with the Company through each such anniversary. The remaining 18,510 shares of the restricted stock are performance-based and vest upon the achievement of specified share prices following minimum service periods. These performance-based awards are similar to the October 2011 performance-based awards granted to the other NEOs.
Mr. Gaiter
Mr. Gaiter is a founding member of our management team and his initial compensation was determined after consideration of input from investors at the time that our Company was founded. For 2013, Mr. Gaiter’s compensation was set as follows:
Base Salary: The Compensation Committee set Mr. Gaiter’s base salary at $350,000 for 2013, an increase from 2012. This increase reflects (1) the fact that Mr. Gaiter had not had a base salary increase since 2010, (2) the broadening of his role and responsibilities within the Company, (3) the acquisition of four financial institutions since 2010 and (4) consideration of peer data.
Cash Bonus: The Compensation Committee set Mr. Gaiter’s annual incentive opportunity for 2013 at a maximum 150% of his annual base salary, an increase from 2012. The increase reflects the broadening of his role and responsibilities within the Company and consideration of peer data. In determining Mr. Gaiter’s actual bonus for 2013, the Compensation Committee considered the Corporate Factors (and related results) as well as the following other factors and individual results:

•	diligently pursued the Company’s M&A strategy and available opportunities;

•	led our strategic initiative to exit our California banking centers and integrate our limited service retirement center locations into neighboring, full-service banking centers;

•	operationalized our new corporate headquarters and related banking center;

•	further developed and upgraded our enterprise security capabilities;

•	executed our brand and advertising strategies to drive enterprise business growth objectives;

•	oversaw the launch of the new NBH Capital Finance and Government and Non Profit specialty banking teams; and

•	operated within his division’s 2013 expense budget.
After taking into account these factors and results, the Compensation Committee determined that Mr. Gaiter earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2013 of $300,000, which is 86% of Mr. Gaiter’s annual base salary.
Equity-Based Compensation: In 2013, the Compensation Committee awarded Mr. Gaiter options to acquire 15,100 shares of our common stock and 10,176 shares of restricted stock. Subject to his continued employment through the applicable vesting date, the stock options vest in two equal annual installments on each of the third and fourth anniversaries of the date of grant. The restricted stock award will vest in four equal annual installments on each of the second, third, fourth and fifth anniversaries of the date of grant, subject to Mr. Gaiter’s continued employment with the Company through each such anniversary.
Mr. Newfield
Mr. Newfield joined NBHC as Chief Risk Officer in 2011. Mr. Newfield negotiated the terms of his employment with Mr. Laney based on his anticipated roles and responsibilities and his anticipated contributions to our growth and expansion. The Compensation Committee approved the final terms of employment for Mr. Newfield and later memorialized those terms in his employment agreement, which is more fully described below. For 2013, Mr. Newfield’s compensation was set as follows:
Base Salary: The Compensation Committee set Mr. Newfield’s base salary for 2013 at $300,000, unchanged from 2012. For 2014, the Compensation Committee increased Mr. Newfield’s base salary to $325,000 based upon the CEO’s recommendation, effective April 1, 2014.
Cash Bonus: The Compensation Committee set Mr. Newfield’s annual incentive opportunity for 2013 at a maximum of 120% of his annual base salary. In determining Mr. Newfield’s actual bonus for 2013, the Compensation Committee considered the Corporate Factors (and related results) as well as the following other factors and individual results:

•	enhanced and maintained our enterprise risk management framework and governance programs;

•	enhanced and expanded compliance management program and systems, including topgrading of talent within the compliance department;

•
management of risk profile, including championing a conservative risk culture, improvement in net charge-offs and active management of acquired portfolios with continued positive economic value creation;

•	reduced special asset levels at appropriate economics;

•	maintained solid relationships with regulators; and

•	operated within his division’s 2013 expense budget.
After taking into account these factors and results, the Compensation Committee determined that Mr. Newfield earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2013 of $288,000, which is 96% of Mr. Newfield’s annual base salary.
Equity-Based Compensation: In 2013, the Compensation Committee awarded Mr. Newfield options to acquire 9,780 shares of our common stock and 6,520 shares of restricted stock. Subject to his continued employment through the applicable vesting date, the stock options vest in two equal annual installments on each of the third and fourth anniversaries of the date of grant. The restricted stock award will vest in four equal annual installments on each of the second, third, fourth and fifth anniversaries of the date of grant, subject to Mr. Newfield’s continued employment with the Company through each such anniversary.
Ms. Hinderhofer
The Company hired Ms. Hinderhofer as an associate in 2010. In 2009 and early 2010, she had provided technology- and operations-related consulting services to us. Management negotiated with her to determine the terms of her compensation, which were based on her contemplated role and responsibilities. The Compensation Committee approved these terms and later memorialized those terms in her employment agreement, which is more fully described below. As discussed further below, Ms. Hinderhofer retired from the Company as of December 31, 2013. For 2013, Ms. Hinderhofer’s compensation was set as follows:
Base Salary: The Compensation Committee set Ms. Hinderhofer’s base salary for 2013 at $250,000, unchanged from 2012.
Cash Bonus: The Compensation Committee set Ms. Hinderhofer’s annual incentive opportunity for 2013 at a maximum of 100% of her annual base salary. In accordance with the Transition and Consulting Agreement entered into between the Company and Ms. Hinderhofer on November 25, 2013, which agreement is more fully described below, the Company guaranteed Ms. Hinderhofer an annual bonus payment of $250,000 with respect to 2013. The Compensation Committee approved the $250,000 annual bonus payment for 2013, which is 100% of Ms. Hinderhofer’s annual base salary.
Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Ms. Hinderhofer in 2013.
Compensation Risk
Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2013. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
Stock Ownership Guidelines
We believe that ownership of NBHC stock helps align the interests of our directors and executive officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. In 2012, the Board adopted stock ownership guidelines applicable to directors and executive officers. Details of these guidelines can be found in the section “Stock Ownership Guidelines” elsewhere in this Proxy Statement.
Compensation Disclosure Controls
The Compensation Committee also assessed the compensation disclosure controls that management had put in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.
Tax Considerations
We do not expect our compensation programs to become subject to Section 162(m) of the Internal Revenue Code, which, subject to certain exceptions, places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, until approximately three years after our IPO for compensation arrangements that were entered into prior to our offering. While we expect that all of our compensation paid to named executive officers will be deductible, we may, based on business needs, provide non-deductible compensation to our named executive officers.
Advisory Vote on Executive Compensation
When we became a public company in 2012, we qualified as an emerging growth company under the Jumpstart Our Business Startups Act. As a result, we are currently exempt from the requirement to hold an advisory vote on executive compensation and the requirement to hold an advisory vote on the frequency of holding such advisory votes on executive compensation. Given our short history as a public company, the Board of Directors believes it is appropriate to take advantage of this exemption. We will hold our first advisory vote on executive compensation and advisory vote on the frequency of such votes in 2015.
Compensation Committee Report
In its capacity as the compensation committee of the Board, the Compensation Committee has reviewed and discussed with management the CD&A above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
Members of the Compensation Committee:
Burney S. Warren, III, Chair
Frank V. Cahouet
Robert E. Dean
Lawrence K. Fish

Executive Compensation Tables
The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s named executives as described in the CD&A.
Summary Compensation Table
The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2011, 2012 and 2013, for each individual who served as our chief executive officer or chief financial officer during 2013, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2013. We refer to these officers as our “named executive officers” or “NEOs.”

Name and principal position(1)	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
G. Timothy Laney President and Chief Executive Officer	2013	700,000	—	—	—	1,008,000	—	53,197(5)	1,761,197
	2012	500,000	—	—	—	810,000	—	219,208	1,529,208
	2011	500,000	750,000	1,117,183	2,044,000	—	—	7,350	4,418,533

Brian F. Lilly Chief Financial Officer	2013	350,000	—	467,197	121,419	420,000	—	140,849(6)	1,499,465
	2012	295,705	—	1,686,205	1,510,000	393,000	—	125,982	4,010,892

Donald G. Gaiter Chief of Acquisitions and Strategy	2013	350,000	—	184,084	80,030	300,000	—	30,400(7)	944,514
	2012	300,000	100,000	—	—	305,000	—	28,226	733,226
	2011	300,000	300,000	328,583	511,000	—	—	—	1,439,583

Richard U. Newfield Jr. Chief Risk Officer	2013	300,000	—	117,947	51,834	288,000	724	166,272(8)	924,777
	2012	300,000	—	—	—	215,000	—	46,301	561,301
	2011	275,000	247,000	1,870,635	1,931,579	—	—	—	4,324,214

Kathryn M. Hinderhofer Former Chief of Integration, Technology and Operations	2013	250,000	—	—	—	250,000	259	49,222(9)	549,481
	2012	250,000	—	—	—	200,000	—	37,763	487,763
	2011	225,000	180,000	262,867	255,500	—	—	6,750	930,117

(1)
Mr. Lilly commenced employment with us in February 2012. Mr. Gaiter served as our acting Chief Financial Officer from November 2011 through February 2012 and our Chief of Acquisitions and Strategy since June 2009. Ms. Hinderhofer retired from the Company as of December 31, 2013.

(2)
The amounts in this column reflect the grant date fair value of the restricted stock awarded to our named executive officers calculated in accordance with FASB ASC Topic 718. For Mr. Lilly, $270,740 of the 2013 amount included in this column relates to restricted stock awards subject to performance-based vesting conditions, which amount is calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these performance-based awards, the maximum grant date value of these 2013 awards to Mr. Lilly would be $334,846, respectively. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 for an explanation of the assumptions made in valuing these awards.

(3)
The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 for an explanation of the assumptions made in valuing these awards.

(4)	Amounts in this column represent bonuses we paid under our Senior Executive Bonus Plan.

(5)	Represents Company contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,650 and $45,277, respectively, and long-term disability insurance premiums of $270.

(6)
Represents Company contributions to the 401(k) plan of $7,650, relocation assistance of $131,496 (which includes a tax gross up amount of $46,703), long-term disability insurance premiums of $135, and $1,568 the Company paid for Mr. Lilly’s spouse to attend business-related events.

(7)	Represents commuting expenses of $30,265 and long-term disability insurance premiums of $135.

(8)
Represents Company contributions to the Nonqualified Deferred Compensation Plan of $15,450 and relocation and commuting assistance of $123,384 (which includes a tax gross up amount of $16,967) and $27,438, respectively.

(9)	Represents Company contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,442 and $7,500, respectively, and commuting expenses of $34,280.
2013 Grants of Plan-Based Awards
The following table sets forth certain information with respect to plan-based awards granted to each of our named executive officers during 2013:

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7) ($)
		Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Timothy Laney	01/01/2013	0	630,000	1,260,000	—	—	—	—	—	—	—

Brian F. Lilly	01/01/2013	0	262,500	525,000	—	—	—	—	—	—	—
	05/02/2013	—	—	—	6,170(3)	12,340(3)	18,510(3)	—	—	—	270,740
	05/02/2013	—	—	—	—	—	—	10,860(4)	—	—	196,457
	05/02/2013	—	—	—	—	—	—	—	16,300(5)	18.09	86,390
	05/02/2013	—	—	—	—	—	—	—	7,390(5)	20.00	35,029

Donald G. Gaiter	01/01/2013	0	262,500	525,000	—	—	—	—	—	—	—
	05/02/2013	—	—	—	—	—	—	10,176(4)	—	—	184,084
	05/02/2013	—	—	—	—	—	—	—	15,100(5)	18.09	80,030

Richard U. Newfield, Jr.	01/01/2013	0	180,000	360,000	—	—	—	—	—	—	—
	05/02/2013	—	—	—	—	—	—	6,520(4)	—	—	117,947
	05/02/2013	—	—	—	—	—	—	—	9,780(5)	18.09	51,834

Kathryn M. Hinderhofer	01/01/2013	0	125,000	250,000	—	—	—	—	—	—	—

(1)	Bonuses under the Senior Executive Bonus Plan.

(2)	For purposes of this column, we have used the midpoint between zero and maximum bonus as the target.

(3)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the later of May 2, 2014 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the later of May 2, 2015 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the later of May 2, 2016 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(4)
Represents time-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, in four equal annual installments, the first of which will occur on May 2, 2015.

(5)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on May 2, 2016.

(6)
The $20.00 per share exercise price is equal to the price of a share of our common stock in the 2009 private offering. The Compensation Committee reviewed all relevant factors, including information provided by independent valuation specialists, as contemplated by the 2009 Equity Incentive Plan, and the most recent arm’s length transactions involving our common stock, in determining the per share exercise price.

(7)
The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the named executive officers in 2013 in accordance with FASB ASC Topic 718 and, in the case of the restricted stock awards subject to market-based vesting conditions, are calculated using a Monte Carlo simulation for the market component of such awards. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 for an explanation of the assumptions made in valuing these awards.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2013:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
G. Timothy Laney	850,000	—	—	20.00	6/1/2020	—	—	300,000(8)	6,420,000
	266,667	133,333(1)	—	20.00	10/11/2018	—	—	85,000(9)	1,819,000

Brian F. Lilly	66,667	133,333(2)	—	20.00	2/27/2022	33,333(5)	713,326	66,667(10)	1,426,674
	—	16,300(3)	—	18.09	5/2/2023	10,860(6)	232,404	—	—
	—	7,390(3)	—	20.00	5/2/2023	—	—	18,510(11)	396,114

Donald G. Gaiter	402,500	—	—	20.00	10/20/2019	—	—	134,167(8)	2,871,174
	66,667	33,333(1)	—	20.00	10/11/2018	—	—	25,000(9)	535,000
	—	15,100(3)	—	18.09	5/2/2023	10,176(6)	217,766	—	—

Richard U. Newfield, Jr.	200,000	—	—	20.00	1/25/2021	—	—	66,667(8)	1,426,674
	66,667	33,333 (1)	—	20.00	10/11/2018	—	—	25,000(9)	535,000
	—	9,780(3)	—	18.09	5/2/2023	6,520(6)	139,528	—	—

Kathryn M. Hinderhofer	75,000	—	—	20.00	4/1/2020	—	—	26,667(8)	570,674
	33,333	16,667(1)	—	20.00	10/11/2018	—	—	20,000(9)	428,000

(1)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on October 11, 2012.

(2)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on February 27, 2013.

(3)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on May 2, 2016.

(4)
The $20.00 per share exercise price is equal to the price of a share of our common stock in the 2009 private offering. The Compensation Committee reviewed all relevant factors, including information provided by third parties, including independent valuation specialists, as contemplated by the 2009 Equity Incentive Plan, and the most recent arm’s length transactions involving our common stock in determining the per share exercise price.

(5)	Represents time-based shares of restricted stock that subsequently vested on February 27, 2014.

(6)
Represents time-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, in four equal annual installments, the first of which will occur on May 2, 2015.

(7)	Based upon the closing price of our common stock on December 31, 2013, which was $21.40.

(8)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share;

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share; and

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share.

(9)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the later of October 11, 2014 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(10)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the later of February 27, 2014 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the later of February 27, 2015 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(11)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the later of May 2, 2014 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the later of May 2, 2015 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the later of May 2, 2016 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.
Option Exercises and Stock Vested in 2013
No options were exercised by our NEOs and no restricted stock held by our NEOs vested during fiscal year 2013.
Nonqualified Deferred Compensation Plan
The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP”. The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. Messrs. Lilly and Gaiter did not participate in the NDCP in 2013. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last fiscal year end ($)
G. Timothy Laney	60,369	45,277	15,704	—	150,127
Brian F. Lilly	—	—	—	—	—
Donald G. Gaiter	—	—	—	—	—
Richard U. Newfield, Jr.	45,500	15,450	2,813	—	90,343
Kathryn M. Hinderhofer	10,000	7,500	983	—	32,578

(1)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”

(2)
For Mr. Newfield and Ms. Hinderhofer, these amounts include $724 and $259, respectively, which represent the above market portion of interest earned in a fixed rate investment option and are reported in the Summary Compensation Table. The balance of these amounts is not reported in the Summary Compensation Table because they do not represent above market or preferential earnings.

Employment Agreements with Named Executive Officers
Mr. Laney’s Employment Agreement
Effective May 22, 2010, we entered into a three-year employment agreement with Mr. Laney under which, as our Chief Executive Officer, he will receive an initial annual base salary of no less than $500,000 and an incentive payment opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. Mr. Laney was also granted stock options to acquire 850,000 shares of common stock, all of which have vested. Additionally, Mr. Laney received 450,000 shares of restricted stock of which (A) two-thirds (300,000 shares) of the restricted stock vests based on the achievement of performance goals relating to increases in the price of a share of common stock (with one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $25 per share, one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $28 per share and one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $32 per share), and (B) one-third (150,000 shares) of the restricted stock vests based on the passage of time, all of which have vested. The vesting of Mr. Laney’s restricted stock is subject to his continued employment with us. Mr. Laney is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2013 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.
Mr. Lilly’s Letter Agreement
In connection with Mr. Lilly’s acceptance of our offer of employment as our Chief Financial Officer, the Company agreed to certain terms in a letter dated February 13, 2012. Under this letter agreement, he will receive an initial annual base salary of $350,000, an incentive opportunity of 75% of base salary and a maximum incentive award of 150% of base salary. Mr. Lilly is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. In the event of termination of Mr. Lilly’s employment without “cause” or Mr. Lilly’s resignation with “good reason,” Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2013 Potential Payments upon Termination or Change-in-Control” below.

Mr. Newfield’s Employment Agreement
In October 2011, we entered into a one-year employment agreement with Mr. Newfield under which, as Chief Risk Officer, he will receive an annual base salary to be no less than $300,000 and an incentive opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. Mr. Newfield is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2013 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.
Ms. Hinderhofer’s Employment Agreement and Transition and Consulting Agreement
In August 2012, we entered into a one-year employment agreement with Ms. Hinderhofer under which, as Chief of Integration, Technology and Operations, she was entitled to receive an annual base salary of no less than $250,000 and an incentive opportunity of 80% of her annual base salary. The employment agreement automatically renewed for successive one-year terms unless either party gave at least 90 days’ written notice prior to the expiration date of the current term. Ms. Hinderhofer was also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Ms. Hinderhofer’s employment without “cause” or Ms. Hinderhofer’s resignation with “good reason,” Ms. Hinderhofer was eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2013 Potential Payments upon Termination or Change in Control” below. Ms. Hinderhofer’s employment agreement also provided that, in the event any payments to Ms. Hinderhofer would subject her to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Ms. Hinderhofer would be better off on an after-tax basis receiving all such payments. Ms. Hinderhofer’s employment agreement was terminated effective the close business on December 31, 2013 pursuant to her Transition and Consulting Agreement, which is described below.
On November 25, 2013, we entered into a Transition and Consulting Agreement with Ms. Hinderhofer. Pursuant to the Transition and Consulting Agreement, Ms. Hinderhofer retired from the Company effective the close of business December 31, 2013. Notwithstanding her retirement, Ms. Hinderhofer agreed to serve as a consultant to the Company through December 31, 2014 to assist in the transition of her current responsibilities and in the role of Integration Advisor with respect to integrations relating to any future acquisitions by the Company. In accordance with the Transition and Consulting Agreement, Ms. Hinderhofer was entitled to (and received) a guaranteed annual incentive payment of $250,000 with respect to 2013. In connection with her consulting services during 2014, Ms. Hinderhofer is entitled to receive $960 per diem for any services provided from time to time, net of a monthly retainer of $2,000. Ms. Hinderhofer is subject to non-competition and non-solicitation covenants (similar to those specified in her employment agreement) for a one year period following the termination of the Transition and Consulting Agreement. Ms. Hinderhofer’s transition from associate to consultant is not deemed to be a termination of service for the purposes of her outstanding equity awards granted pursuant to the Company’s 2009 Equity Incentive Plan and any subsequent termination, including the expiration of the consulting term, will be deemed to be a termination of service without “cause” solely for the purpose of certain outstanding equity awards. Ms. Hinderhofer is not entitled to any other severance benefits under the Transition and Consulting Agreement.

2013 Potential Payments upon Termination or Change-in-Control
The following discussion addresses potential payments to our named executive officers upon termination of employment or a “change in control.” For purposes of this section, since Ms. Hinderhofer was still serving as a named executive officer as of December 31, 2013, Ms. Hinderhofer is treated as though the termination of employment or “change in control” occurred while her employment agreement was still in effect.
Termination of Employment without Cause or Resignation with Good Reason
Severance under Mr. Laney’s Employment Agreement
If Mr. Laney’s employment is terminated (i) by us without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Laney will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) three times his annual base salary immediately prior to the date of the qualifying termination and (B) three times the higher of the target incentive payment under his employment agreement and the annual bonus paid or payable to Mr. Laney in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of the stock options granted under Mr. Laney’s employment agreement will vest and become exercisable and the time-based vesting portion of the restricted stock award granted under Mr. Laney’s employment agreement will vest.
For the purposes of Mr. Laney’s employment agreement, “good reason” generally means (1) a material diminution of annual base salary or annual incentive opportunity, (2) a material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement or (4) any material breach by us of the employment agreement.
For the purposes of Mr. Laney’s employment agreement, “cause” generally means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.
Severance for Named Executive Officers other than Mr. Laney
If Ms. Hinderhofer or Mr. Newfield’s employment is terminated (i) by us without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims against us and our affiliated entities, the executive officer will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) his or her annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his or her target incentive payment under his or her employment agreement and the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination. The definitions of “cause” and “good reason” in the employment agreements with Ms. Hinderhofer and Mr. Newfield are substantially the same as those set forth in Mr. Laney’s employment agreement.
If Mr. Lilly’s employment is terminated (i) by us other than for “cause,” death or disability or (ii) by Mr. Lilly for “good reason,” subject to Mr. Lilly’s execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Lilly will receive a lump sum cash amount equal to the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive payment. The definition of “good reason” in Mr. Lilly’s letter agreement is substantially similar to that in Mr. Laney’s employment agreement.
“Cause” under Mr. Lilly’s letter agreement means (1) the willful or gross neglect of employment duties (other than as a result of his incapacity due to physical or mental illness or injury); (2) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (3) conduct that is injurious to the Company or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its subsidiaries; (4) a breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company; or (5) the failure to follow instructions of the Board or direct superiors.

As of December 31, 2013, Mr. Gaiter was not eligible for severance upon his termination of employment for any reason.
Equity Awards under the 2009 Equity Incentive Plan
Mr. Laney’s employment agreement provides that upon a termination of employment by us without “cause” or a resignation of employment by Mr. Laney for “good reason” (each as defined in Mr. Laney’s employment agreement) all of the stock options granted in connection with the employment agreement and the time-based vesting portion of the restricted stock award granted in connection with the employment agreement will vest, and, to the extent applicable, become exercisable. Prior to 2013, the equity award agreements entered into by us with each of our named executive officers with respect to granted stock options and time-based restricted stock provide that upon a termination of employment without “cause” or a resignation of employment for “good reason,” the outstanding unvested stock options and unvested time-based restricted stock held by the named executive officers will immediately vest upon such a termination of employment. The equity award agreements entered into by us with each of our named executive officers with respect to certain granted performance-based restricted stock provide that upon a termination of employment without “cause” or a resignation of employment for “good reason,” any remaining service conditions will be deemed to have been satisfied and the restricted stock will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the seventh or tenth anniversary of the date of grant.
For named executive officers other than Mr. Laney, “good reason” under the equity awards granted prior to December 31, 2010 generally means (1) material diminution of annual base salary or annual incentive opportunity, (2) material diminution in position, authority, duties or responsibilities, (3) any requirement by us that the named executive officer’s services be rendered at a location other than at the Company’s primary office location in Boston, Massachusetts, subject to the named executive officer’s performance of duties at, and travel to, such other offices of the Company as required to fulfill such duties or (4) any material breach of any written employment agreement by the Company. Equity awards granted since January 1, 2011 limit “good reason” to clauses (1), (2) and (4) above.
For named executive officers other than Mr. Laney, “cause” generally means (1) the continued failure of the executive to perform substantially the executive’s duties, (2) willful misconduct or gross neglect in the performance of his or her duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of the named executive officer’s business time to us, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or (5) willful breach of any material term of any employment agreement.
Termination of Employment for Cause or Resignation without Good Reason
Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason,” the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.
All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”
Termination of Employment due to Death or Disability
Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will be forfeited following a termination of employment due to death or disability.
Arrangements upon a Change in Control
The employment agreements with Mr. Newfield and Ms. Hinderhofer and the letter agreement with Mr. Lilly provide for enhanced severance payments upon a termination of employment by us without “cause” or by the executive with “good reason” within two years following a “change in control” (similar definition to that in the 2009 Equity Incentive Plan).
In the event of such a qualifying termination in connection with a change in control, Mr. Newfield and Ms. Hinderhofer would each be entitled to two times the sum of (A) his or her annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his or her annual incentive opportunity for the year of termination or the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.
In the event of such a qualifying termination in connection with a change in control, Mr. Lilly would be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive amount under his letter agreement as in effect immediately prior to such termination.
All unvested outstanding stock options and time-based restricted stock held by all of the named executive officers immediately vest, and in the case of stock options, become exercisable, upon a “change in control” of the Company (as defined in the 2009 Equity Incentive Plan). Performance-based restricted stock held by the named executive officers will vest based on performance prior to the change in control, as determined by the Compensation Committee.
A change in control is generally deemed to occur under the 2009 Equity Incentive Plan upon:

•
the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•
a majority of the directors who constituted the Board of Directors at the time the 2009 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or

•
the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the Named Executive Officers serving as of December 31, 2013, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming an NBHC share price of $21.40, the closing price of NBHC common stock on the NYSE on December 31, 2013):

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Total ($)
G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	4,530,000	186,666	—	4,716,666
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	4,530,000	186,666	—	4,716,666
	Change in Control (No Termination of Employment)	—	—	—	—

Brian F. Lilly	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	612,500	250,965	945,730	1,809,195
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,225,000	250,965	945,730	2,421,695
	Change in Control (No Termination of Employment)	—	250,965	945,730	1,196,695

Donald G. Gaiter	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—	96,647	217,766	314,413
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	—	96,647	217,766	314,413
	Change in Control (No Termination of Employment)	—	96,647	217,766	314,413

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	600,000	79,038	139,528	818,566
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,200,000	79,038	139,528	1,418,566
	Change in Control (No Termination of Employment)	—	79,038	139,528	218,566

Kathryn M. Hinderhofer	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	450,000	23,334	—	473,334
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	900,000	23,334	—	923,334
	Change in Control (No Termination of Employment)	—	23,334	—	23,334

(1)	Severance amounts are based on the terms of the applicable employment agreements.

(2)
Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “—Employment Agreements with Named Executive Officers” above.

AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee’s charter, a copy of which is available on our website www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The six members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.
Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2013. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.
The Audit and Risk Committee has reviewed and discussed our 2013 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.
Members of the Audit and Risk Committee:
Ralph W. Clermont, Chair
Frank V. Cahouet
Robert E. Dean
Lawrence K. Fish
Micho F. Spring
Burney S. Warren, III
OTHER BUSINESS
Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.
2015 ANNUAL MEETING OF SHAREHOLDERS
Shareholder Proposals
Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2015 Proxy Statement and acted upon at our 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to December 1, 2014 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2015 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2014 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 7, 2015 and no later than February 6, 2015. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;

•	the number of shares of each class of NBHC stock owned by such shareholder;

•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and

•
any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process and Board Diversity” elsewhere in this Proxy Statement.
Discretionary Authority Conferred in Proxy Solicited by the Company
The proxy solicited by the Company for the 2015 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 6, 2015 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2015 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.
“HOUSEHOLDING” OF PROXY MATERIALS
Only one Proxy Statement and Annual Report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding”, reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

Annex A
NATIONAL BANK HOLDINGS CORPORATION
2014 OMNIBUS INCENTIVE PLAN
Section 1.Purpose; Definitions
The purpose of this Plan is to give the Company the ability to competitively attract, retain and motivate officers, employees, directors and/or consultants who will contribute toward the continued growth, profitability and success of the Company by providing stock-based incentives that offer an opportunity to participate in the Company’s future performance and align the interests of such officers, employees, directors and/or consultants with those of the shareholders of the Company.
For purposes of this Plan, the following terms are defined as set forth below:
“Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.
“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
“Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of this Plan.
“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
“Board” means the Board of Directors of the Company.
“Business Combination” has the meaning set forth in Section 9(c)(iii).
“Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in an Individual Agreement, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties (other than as a result of his incapacity due to physical or mental illness or injury) as determined by the Committee; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) conduct by a Participant that is injurious to the Company or an Affiliate, or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its Subsidiaries, as determined by the Committee; (D) a breach by a Participant of any nondisclosure, nonsolicitation or noncompetition obligation owed to the Company or any of its Affiliates; or (E) the failure of a Participant to follow instructions of the Board or his direct superiors. Notwithstanding anything to the contrary in this Plan, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
“Change in Control” has the meaning set forth in Section 9(c).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
“Commission” means the Securities and Exchange Commission or any successor agency.
“Committee” means the Committee referred to in Section 1.
“Common Stock” means Class A Common Stock, par value $0.01 per Share, of the Company.

“Company” means National Bank Holdings Corporation, a Delaware corporation, or its successor.
“Corporate Transaction” has the meaning set forth in Section 2(h)(i).
“Disability” means, unless otherwise provided in an Award Agreement, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any existing Individual Agreement, or, in the absence of such an Individual Agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, as determined by the Committee, based upon medical evidence acceptable to it. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to each Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award; provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code, and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.
“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
“Effective Date” has the meaning set forth in Section 11(a).
“Eligible Employee” means any Eligible Individual who is an employee of the Company or any of its Subsidiaries or Affiliates.
“Eligible Individuals” means any director, officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates, or any prospective employee and consultant who has accepted an offer of employment or consultancy from the Company or any of its Subsidiaries or Affiliates, who are or will be responsible for, or contribute to, the management, growth or profitability of the business of the Company or its Subsidiaries or Affiliates.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
“Fair Market Value” means, except as otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Section 409A and Section 422(c)(1) of the Code.
“Free-Standing SARs” has the meaning set forth in Section 4(b).
“Full-Value Award” means any Award other than a Stock Option or Stock Appreciation Right.
“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.
“Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

“Incumbent Board” has the meaning set forth in Section 9(c)(ii).
“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.
“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents and convertible debentures.
“Outside Directors” has the meaning set forth in Section 10(a).
“Outstanding Company Common Stock” has the meaning set forth in Section 9(c)(i).
“Outstanding Company Voting Securities” has the meaning set forth in Section 9(c)(i).
“Participant” means an Eligible Individual to whom an Award is or has been granted.
“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified Performance-Based Awards that are intended to qualify under Section 162(m)(4)(C) of the Code, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: stock price, earnings and earnings per share (including core, gross, net, pre-tax, post-tax, pre-provision, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and whether or not excluding or adjusting for specific items, which may include stock or other compensation expense, impairment charges, indemnification asset amortization or loss-share accounting metrics), net income and net income per share (including core, gross, net, pre-tax, post-tax, pre-provision, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and whether or not excluding or adjusting for specific items, which may include stock or other compensation expense, impairment charges, indemnification asset amortization or loss-share accounting metrics), profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures, in total or with respect to specific categories or business units), operating or cash earnings and operating or cash earnings per share; cash (cash flow, cash flow per share, cash flow return on investment, cash generation or other cash measures, before or after dividends); return on equity (including average and/or tangible), return on assets, risk weighted assets or operating assets (including average and/or tangible), asset quality (including charge-offs, loan loss reserves, non-performing assets or loans and related ratios), net interest margin (including on a tax equivalent basis), net interest income (including on a tax equivalent basis), core non-interest income (including on a tax equivalent basis), interest-sensitivity gap levels, investments, efficiency ratio, non-interest expense, non-interest expense to average assets, expense targets, cost control, cost-saving levels, loan portfolio growth, deposit portfolio growth, levels of assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts), cost of funds, liquidity, market share, growth in target market relationships, objective customer service measures or indices, business expansion or consolidation (acquisitions and divestitures), economic value added, shareholder value added, embedded value added, combined ratio, operating income, pre- or after-tax income, gross margin, risk-based capital, revenues, revenue growth, return on capital (including return on total capital or return on invested capital), total shareholder return, strategic plan development and implementation, internal rate of return, regulatory compliance, satisfactory internal or external audits, book value and book value per share, tangible shareholders’ equity and tangible book value per share, tangible common equity and tangible common equity per share, tangible common equity to tangible assets, tangible common equity to risk-weighted assets, achievement of balance sheet or income statement objectives, unit volume, sales, marketing spending efficiency or change in working capital, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies); and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.
“Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
“Performance Unit” means any Award granted under Section 7 of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
“Person” has the meaning set forth in Section 9(c)(i).
“Plan” means the National Bank Holdings Corporation 2014 Omnibus Incentive Plan, as set forth herein and as hereinafter amended from time to time.
“Prior Plan” means the NBH Holdings Corp. 2009 Equity Incentive Plan.
“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 10.
“Restricted Stock” means an Award granted under Section 5.
“Restricted Stock Unit” has the meaning set forth in Section 6(a).
“Restriction Period” has the meaning set forth in Section 5(c)(ii).
“Section 16(b)” has the meaning set forth in Section 10(d).
“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
“Section 409A Change in Control” means an event described in Section 409A(a)(2)(v) of the Code and the regulations promulgated thereunder.
“Separation from Service” has the meaning set forth in the definition of “Termination of Employment.”
“Share” means a share of Common Stock.
“Stock Appreciation Right” means an Award granted under Section 4(b) or Section 4(c).
“Stock Option” means an Award granted under Section 4(a).
“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case, by any Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
“Tandem SARs” has the meaning set forth in Section 4(b).
“Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary, an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Employment” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).
Section 1.Administration
(a)Committee. The Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.
Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:
(i)to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii)to determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards or any combination thereof are to be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 4(d)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate), and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;
(v)to modify, amend or adjust the terms and conditions of any Award (subject to terms of the Plan), at any time or from time to time, including, but not limited to, Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to any Qualified Performance-Based Award;
(vi)to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;
(vii)to determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

(viii)to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;
(ix)to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;
(x)to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(xi)to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);
(xii)to decide all other matters that must be determined in connection with an Award; and
(xiii)to otherwise administer this Plan.
(b)Procedures.
(i)    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 10, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
(ii)    Subject to Section 10, any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(c)Discretion of Committee. Subject to the last sentence of the definition of “Cause,” any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals.
(d)Cancellation or Suspension. Subject to Section 4(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.
(e)Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11(d) hereof.
Section 2.Common Stock Subject to Plan
(a)    Plan Maximums. Subject to adjustment as provided in Section 2(h), a total of 5,000,000 Shares shall be authorized for Awards granted under the Plan, less (i) one Share for every one Share that was subject to an option or stock appreciation right granted after December 31, 2013 and prior to the Effective Date under the Prior Plan and (ii) 3.25 Shares for every one Share that was subject to an award other than an option or stock appreciation right granted under the Prior Plan after December 31, 2013 and prior to the Effective Date. Any Shares that are subject to Stock Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted, and any Shares that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against this limit as 3.25 Shares for every one Share granted. After the Effective Date, no awards may be granted under the Prior Plan, it being understood that (A) awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms and (B) dividend equivalents may continue to be issued under the Prior Plan in respect of such awards.
(b)    Forfeiture of Awards. If (i) any Shares subject to an Award are forfeited or an Award expires or is settled for cash (in whole or in part), or (ii) after December 31, 2013, any Shares subject to an award under the Prior Plan are forfeited or an award under the Prior Plan expires or is settled for cash (in whole or in part), then, in each such case, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under this Plan, in accordance with Section 2(d). If withholding tax liabilities arising from an Award other than a Stock Option or Stock Appreciation Right or, after December 31, 2013, an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 2(d). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 2(a): (A) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of Stock Options or, after December 31, 2013, options under the Prior Plan, (B) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Stock Options or Stock Appreciation Rights or, after December 31, 2013, options or stock appreciation rights under the Prior Plan, (C) Shares subject to a Stock Appreciation Right or, after December 31, 2013, a stock appreciation right under the Prior Plan, that are not issued in connection with its stock settlement on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options or, after December 31, 2013, options under the Prior Plan.
(c)    Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant under Section 2(g), nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Section 2(b). In addition, if a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders of such Person and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 2(b)); provided that Awards using such available Shares shall not be made after the date awards or grants were permitted to be made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or non-employee directors of the Company or any of its Subsidiaries prior to such acquisition or combination.
(d)    Recycling of Shares. Any Shares that again become available for Awards under the Plan pursuant to this Section 2 shall be added as (i) one Share for every one Share subject to Stock Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as 3.25 Shares for every one Share subject to Awards other than Stock Options or Stock Appreciation Rights granted under this Plan or awards other than options or stock appreciation rights granted under the Prior Plan.
(e)    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.
(f)    Limits on Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-employee director of the Company during any single calendar year shall not exceed $500,000; provided, however, that the limitation of this Section 2(f) shall be $1,000,000 in the first calendar year in which an individual becomes a member of the Board.
(g)    Individual Limits. Subject to adjustment as provided in Section 2(h), no Participant may be granted Qualified Performance-Based Awards (other than Stock Options and Stock Appreciation Rights) covering in excess of 300,000 Shares during any calendar year. For the purpose of the preceding sentence, the amount of Shares covered shall be determined by reference to the maximum number of Shares that could be delivered under such Qualified Performance-Based Awards. Subject to adjustment as provided in Section 2(h), no Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 600,000 Shares during any calendar year.
(h)    Adjustment Provisions.
(i)    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the various maximum limitations set forth in this Section 2 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards.
(ii)    In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the various maximum limitations set forth in this Section 2 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards.
(iii)    In the case of Corporate Transactions, such adjustments may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or nonrecurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Commission; provided that, in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.
(iv)    (A) Any adjustments made pursuant to this Section 2(h) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to this Section 2(h) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (I) the Awards continue not to be subject to Section 409A of the Code or (II) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.
(v)    Any adjustment under this Section 2(h) need not be the same for all Participants.

Section 3.Eligibility
Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
Section 4.Stock Options and Stock Appreciation Rights
(a)    Types of Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
(b)    Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with a Stock Option, or “Free-Standing SARs,” which are not granted in conjunction with a Stock Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)    Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Stock Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Stock Option is exercisable in accordance with the provisions of this Section 4, and shall have the same exercise price as the related Stock Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Stock Option, and the related Stock Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d)    Exercise Price. The exercise price per Share subject to a Stock Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 2(h), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s shareholders.
(e)    Term. The Term of each Stock Option and each Free-Standing SAR shall be fixed by the Committee, but no Stock Option or Free-Standing SAR shall be exercisable more than 10 years after its Grant Date.
(f)    Exercisability. Except as otherwise provided herein, Stock Options and Free-Standing SARs shall be exercisable at such time or times and be subject to such terms and conditions as shall be determined by the Committee.
(g)    Method of Exercise. Subject to the provisions of this Section 4, Stock Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the Term thereof by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option or Free-Standing SAR to be purchased. In the case of the exercise of a Stock Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Stock Options multiplied by the applicable exercise price) per Share by certified or bank check, wire transfer or such other instrument or method as the Company may accept. If provided for in the applicable Award Agreement as approved by the Committee, payment in full or in part may also be made as follows:
(i)    In the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option

(based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the Participant shall only have the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option if such right is set forth in the applicable Award Agreement.
(ii)    To the extent permitted by applicable law, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale necessary to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.
(iii)    By instructing the Company to withhold a number of such shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Stock Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of shares of Common Stock in respect of which the Stock Option shall have been exercised.
(h)    Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 4(l), a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), and (iii) in the case of a Stock Option, has paid in full for such Shares.
(i)    Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). A Tandem SAR shall be transferable only with the related Stock Option as permitted by the preceding sentence. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such stock option is transferred pursuant to this Section 4(i), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.
(j)    Termination of Employment. The effect of a Participant’s Termination of Employment on any Stock Option or Stock Appreciation Right then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Stock Option or Stock Appreciation Right. In no event shall a Stock Option or Stock Appreciation Right be exercisable after the expiration of its term.
(k)    Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted (i) to any Eligible Individual who is not an Eligible Employee or (ii) to any Eligible Employee who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.
(l)    Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 2(h).
Section 5.Restricted Stock
(a)    Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 5(c).
(b)    Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. If any certificate is issued in respect of shares of Restricted Stock, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:
The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the National Bank Holdings Corporation Omnibus Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of National Bank Holdings Corporation.
The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(c)    Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Employment):
(i)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. If the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each recipient.
(ii)    Subject to the provisions of this Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(d)    Rights of a Shareholder. Except as provided in this Section 5 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. As determined by the Committee in the applicable Award Agreement and subject to Section 13(e), (i) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be payable in cash and shall, as determined by the Committee, be either (A) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (B) distributed in full or in part without regard to the vested status of the underlying Restricted Stock; and (ii) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, and shall, as determined by the Committee, be either (A) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (B) distributed in full or in part without regard to the vested status of the underlying Restricted Stock.
(e)    Delivery of Unlegended Certificates. If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
(f)    Termination of Employment. The effect of a Participant’s Termination of Employment on any Restricted Stock then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock.
Section 6.Restricted Stock Units
(a)    Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.
(b)    Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Employment):
(iii)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. If the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate the Restricted Stock Units as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including, without limitation, any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement or, if the Committee so permits, in accordance with an election of the Participant.
(iv)    Subject to the provisions of this Plan and the applicable Award Agreement, during the Restriction Period, if any, set by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(v)    The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 13(e)).
(c)    Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 13(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares. Notwithstanding the immediately preceding sentence, if an adjustment to an Award of Restricted Stock Units is made pursuant to Section 2(h) as a result of any dividend or distribution, no increase to such Award (by means of deemed reinvestment in additional Restricted Stock Units) shall be made under this Section 6(c) as a result of the same dividend or distribution.
(d)    Termination of Employment. The effect of a Participant’s Termination of Employment on any Restricted Stock Units then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock.
Section 7.Performance Units
Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit. The Committee may, in connection with the grant of Performance Units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Performance Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be $5 million.
Section 8.Other Stock-Based Awards
Other Stock-Based Awards may be granted either alone or in conjunction with other Awards granted under this Plan.
Section 9.Change-in-Control Provisions
(a)    General. The provisions of this Section 9 shall, subject to Section 2(h), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.
(b)    Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, and (ii) any performance-based Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)); provided, however, that if such Change in Control does not constitute a Section 409A Change in Control, any Awards that constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) shall vest in accordance with clause (i) or (ii), as applicable, of this Section 10(b) but shall not be settled until the earliest date upon which such Award would have otherwise been settled in accordance with the terms of the applicable Award Agreement had such Change in Control not occurred.
(c)    Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:
(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the

“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (IV) any acquisition by any entity pursuant to a transaction which complies with clauses (I), (II), and (III) of subsection (iii) of this Section 9(c); or
(ii)    A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 9(c), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or
(iii)    The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (III) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Section 10.Qualified Performance-Based Awards; Section 16(b); Section 409A
(a)    The provisions of this Plan are intended to ensure that all Stock Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Stock Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and, unless otherwise determined by the Committee, all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than a Stock Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors). To the extent required to comply with the Section 162(m) Exemption, no later than 90 days following the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and establish the Performance Goals for the Performance Periods.
(b)    Each Qualified Performance-Based Award (other than a Stock Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.
(c)    The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.
(d)    The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).
(e)    The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.
Section 11.Term, Amendment and Termination
(a)    Effectiveness. The Plan was approved by the Board on February 27, 2014, subject to and contingent upon approval by the Company’s shareholders. The Plan will be effective as of the date of such approval by the Company’s shareholders (the “Effective Date”).
(b)    Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.
(c)    Amendment of Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange, and the last sentence of Section 4(d) shall not be amended without the approval of the Company’s shareholders.
(d)    Amendment of Awards. Subject to Section 4(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.
Section 12.Unfunded Status of Plan
It is intended that this Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.
Section 13.General Provisions
(a)    Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under this Plan prior to fulfillment of all of the following conditions: (i) listing, or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(b)    Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
(c)    No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
(d)    Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)    Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 2 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e). In no event may any dividends or dividend equivalents with respect to any performance-based Awards be paid until vesting (if any) of such Awards.
(f)    Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.
(g)    Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.
(h)    Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
(i)    Non-Transferability. Except as otherwise provided in Section 4(i), Section 5(c)(ii) and Section 6(b)(ii) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Frank V. Cahouet
02 Ralph W. Clermont
03 Robert E. Dean
04 Lawrence K. Fish
05 G. Timothy Laney
06 Micho F. Spring
07 Burney S. Warren, III

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment of KPMG LLP as National Bank Holdings Corporation's independent registered public accounting firm for the fiscal year 2014.	▢	▢	▢
3 To approve the National Bank Holdings Corporation 2014 Omnibus Incentive Plan, attached to the Proxy Statement as Annex A.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	▢	▢

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000202910_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

NATIONAL BANK HOLDINGS CORPORATION
Annual Meeting of Shareholders
May 7, 2014 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Zsolt K. Besskó, or either of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 7, 2014 at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111, and any adjournment or postponement thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted "FOR" Proposals 1, 2 and 3. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope, or vote by internet or telephone.

0000202910_2 R1.0.0.51160

Continued and to be signed on reverse side